As filed with the Securities and Exchange Commission on April 27, 2026

Registration No. 333-285059
Registration No. 333-275412
Registration No. 333-262987
Registration No. 333-260924
Registration No. 333-252646
Registration No. 333-231017
Registration No. 333-212414
Registration No. 333-211005
Registration No. 333-209822
Registration No. 333-207210

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-285059
FORM S-3 REGISTRATION STATEMENT NO. 333-275412
FORM S-3 REGISTRATION STATEMENT NO. 333-262987
FORM S-3 REGISTRATION STATEMENT NO. 333-260924
FORM S-3 REGISTRATION STATEMENT NO. 333-252646
FORM S-3 REGISTRATION STATEMENT NO. 333-231017
FORM S-3 REGISTRATION STATEMENT NO. 333-212414
FORM S-3 REGISTRATION STATEMENT NO. 333-211005
FORM S-3 REGISTRATION STATEMENT NO. 333-209822
FORM S-3 REGISTRATION STATEMENT NO. 333-207210
UNDER
THE SECURITIES ACT OF 1933

AMICUS THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	71-0869350 (I.R.S. Employer Identification Number)

47 Hulfish Street
Princeton, New Jersey 08542
(609) 662-2000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

G. Eric Davis
President
Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, NJ 08542
(609) 662-2000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)
Copy to:
Jonn R. Beeson Jones Day 3161 Michelson Drive, Suite 800 Irvine, CA 92612 (949) 851-3939

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Amicus Therapeutics, Inc. (“Amicus”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-285059, filed with the SEC on February 19, 2025, pertaining to the Amicus Automatic shelf registration statement of securities of well-known seasoned issuers;
•	Registration Statement No. 333-275412, filed with the SEC on November 8, 2023, relating to the resale of 2,467,104 shares of common stock of Amicus, par value $0.01 per share (the “Shares”);
•
Registration Statement No. 333-262987, originally filed with the SEC on February 24, 2022, relating to the registration of Shares, shares of preferred stock of Amicus, par value $0.01 per share (the “Preferred Shares”), warrants to purchase Shares, Preferred Shares and/or shares of debt securities, debt securities consisting of debentures, notes or other evidences of indebtedness, units consisting of a combination of the foregoing securities, subscription rights to purchase any of the foregoing securities or any combination of the foregoing securities;

•	Registration Statement No. 333-260924, filed with the SEC on November 9, 2021, relating to the resale of up to 19,646,365 Shares, 8,349,705 of which are underlying warrants;
•	Registration Statement No. 333-252646, filed with the SEC on February 2, 2021, relating to the resale of up to 2,554,999 Shares that are underlying warrants;
•
Registration Statement No. 333-231017, originally filed with the SEC on April 24, 2019, relating to the registration of Shares, Preferred Shares, warrants to purchase Shares, Preferred Shares and/or shares of debt securities, debt securities consisting of debentures, notes or other evidences of indebtedness, units consisting of a combination of the foregoing securities, subscription rights to purchase any of the foregoing securities or any combination of the foregoing securities;

•	Registration Statement No. 333-212414, filed with the SEC on July 6, 2016, relating to the resale of up to 825,603 Shares;
•
Registration Statement No. 333-211005, originally filed with the SEC on April 29, 2016, relating to the registration of Shares, Preferred Shares, warrants to purchase Shares, Preferred Shares and/or shares of debt securities, debt securities consisting of debentures, notes or other evidences of indebtedness, units consisting of a combination of the foregoing securities, subscription rights to purchase any of the foregoing securities or any combination of the foregoing securities;

•	Registration Statement No. 333-209822, originally filed with the SEC on February 29, 2016, relating to the registration of up to 24,917,067 Shares; and
•	Registration Statement No. 333-207210, filed with the SEC on September 30, 2015, relating to the resale of up to 5,921,771 Shares.

On April 27, 2026, Lynx Merger Sub 1, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), completed its merger (the “Merger”) with and into Amicus pursuant to the terms of the Agreement and Plan of Merger, dated December 19, 2025, by and among Parent, Merger Sub and Amicus. Amicus was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the Merger, all offerings and sales of securities pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by Amicus in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offerings, Amicus hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on April 27, 2026.

AMICUS THERAPEUTICS, INC.

By:	/s/ G. Eric Davis
Name:	G. Eric Davis
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.